Exhibit 10.11.2

FIRST AMENDMENT

to

INTERCONNECTION AGREEMENT

This First Amendment (“Amendment”) is entered into by and between New York Telephone Company, d/b/a Bell Atlantic - New York (“BA”), a New York corporation with offices at 1095 Avenue of the Americas, Room 1423, New York, New York 10036, and PaeTec Communications, Inc. (“PaeTec”), a Delaware corporation with offices at 290 Woodcliff Drive, Fairport, New York 14450 (each a “Party” and, collectively, the “Parties”), effective the 9th day of July 1999.

WHEREAS PaeTec and BA entered into an Interconnection Agreement for the State of New York dated November 24,1998; and

WHEREAS PaeTec has requested to make certain changes in its designated Interconnection Points; and

WHEREAS BA has agreed to these changes, subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PaeTec and BA hereby agree as follows:

1.	Designation of PaeTec-IP(s). Schedule 4.0 to the Agreement is replaced and super seded by the attached amended Schedule 4.0. Henceforth the PaeTec Interconnection Point(s) (“PaeTec-IP(s)”) shall be as designated on amended Schedule 4.0, except as provided below or as mutually agreed by the Parties in writing.

2.	Special Terms and Conditions. Where the designated PaeTec-IP listed on Schedule 4.0 is a BA Access Tandem, the following terms and conditions shall apply:

2.1	Except as permitted by paragraph 2.5 below, PaeTec shall subscribe to DS-3 and/or DS-1 service pursuant to the rates, terms, and conditions of BA’s access Tariff(s), connecting the new PaeTec-IP(s) to one or more interexchange carrier (“IXC”) points of presence (“POP”). BA understands that PaeTec has negotiated with the IXC to use these leased access facilities, in connection with IXC facilities, to transport traffic to a PaeTec switch.

2.2

BA shall deliver terminating Local Traffic, Tandem Transit Traffic, translated LEC IntraLATA toll free service access code (e.g., 800/888/877) traffic, IntraLata Toll Traffic, Meet Point Billing traffic, and other relevant traffic types to PaeTec at the designated PaeTec-IP, and route the traffic to PaeTec’s leased access facilities. PaeTec shall be solely responsible for the transport and termination of such traffic on its side of the PaeTec-IP. PaeTec will be given Connecting Facility Assignment (CFA) authority on its leased facilities from the PaeTec-IP to the IXC POP for this traffic. It shall be PaeTec’s responsibility to ensure at all times that sufficient transport capacity is available to carry the traffic delivered from BA to PaeTec at the PaeTec-IP consistent with trunk service, availability, and quality standards described in Section 12.0 and 13.0 of Appendix 1 of the Agreement.

2.3	BA shall compensate PaeTec for the transport and termination of Local and In-traLATA Toll Traffic from the designated PaeTec-IP in accordance with the existing Reciprocal Compensation provisions of the Agreement and tariffed switched access rates, as applicable. No additional transport charges or other compensation shall apply to the transport and termination of such traffic by Pae-Tec from the PaeTec-IP.

2.4	If at any time in its sole discretion BA finds PaeTec’s performance pursuant to the above arrangement to be unsatisfactory (such as trunk blockages or outages exceeding standards described in Section 12.0 and 13.0 of Appendix 1 of the Agreement), BA may, upon 30 days’ written notice to PaeTec, require PaeTec to establish an alternate PaeTec IP (1) at a PaeTec premises, (2) at a collocation site within the LATA, or (3) at other PaeTec IPs that PaeTec may offer to any other Telecommunications Carrier. Thereafter BA shall have the option of delivering its Local and IntraLATA Toll Traffic to PaeTec at the alternate PaeTec-IP.

2.5	In lieu of subscribing to B A access service at the PaeTec-IP, PaeTec may, at its option, obtain comparable facilities from another carrier or provide them itself. In such event either PaeTec or the other carrier may be required to collocate at the BA Access Tandem in accordance with an applicable interconnection agreement or Tariff.

2.6	In the event BA network plans call for the provision of two-way facilities, Pae-Tec agrees to participate in good faith negotiations to engineer the mutual net work interconnection accordingly.

3.	Geographic Relevance Option. Upon BA’s request PaeTec shall make available, within a commercially reasonable period of time, a geographically relevant End Office or functional equivalent as an Interconnection Point (“IP”) and Point of Intercon- nection (“POI”) on its network. Such requests shall be made as a part of the Joint Process established pursuant to the Agreement. A “geographically relevant” IP shall mean an IP that is located within the BA local calling area of equivalent BA end user Customers, but no greater than twenty five (25) miles from the BA Rate Center Point of the BA NXX serving the equivalent relevant end user Customers, or, with the mutual agreement of the Parties, an IP within the BA access tandem serving area of equivalent BA NXXs, or an existing and currently utilized IP within the LATA but outside the foregoing BA local calling area and/or twenty five (25) mile radius. “Equivalent” customers shall mean customers served by either Party and which are assigned telephone numbers in the same Rate Center.

4.	Except as specifically modified above, the Agreement shall continue in effect unchanged, in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of this 9th day of July, 1999.

PAETEC COMMUNICATIONS, INC.		BELL ATLANTIC-NEW YORK

By:	/s/ Richard Ottalagana	By:	/s/ Jeffrey A. Masoner

Printed:	Richard Ottalagana	Printed:	Jeffrey A. Masoner

Title:	Executive Vice President	Title:	Vice-President - Interconnection Services Policy & Planning

SCHEDULE 4.0

NEW YORK

LATA	PaeTec-IPs	BAIPs
133	BA Access Tandem PGHKNYSH 20 S. Hamilton Street Poughkeepsie, NY	TBD

136	BA Access Tandem SYRCNYSU 201 S. State Street Syracuse, NY	TBD

140	BA Access Tandem BFLONYFR 65 Franklin Street Buffalo, NY	TBD